NIB | NORDIC INVESTMENT BANK | FINANCING THE FUTURE

Lending by mandate
PURPOSE DRIVEN LENDING
Mandate rating distribution disbursements

Q2 Interim Financial Report

JANUARY–JUNE 2023

Exhibit IX

INTERIM FINANCIAL REPORT / 2

Table of contents

3	President and CEO’s comments

4	Highlights

4	Key figures and ratios

5	Operating and financial review

5	Total comprehensive income

8	Financial position

10	Financial statements

10	Statement of comprehensive income

11	Statement of financial position

13	Statement of changes in equity

14	Cash flow statement

16	Notes to the interim financial statements

16	Note 1 - Segment information

18	Note 2 - Net interest income

18	Note 3 - Net profit/loss on financial operations

19	Note 4 - Expected credit loss

19	Note 5 - Net loan losses

20	Note 6 - Lending outstanding

20	Note 7 - Debts evidenced by certificates

21	Note 8 - Classification of financial instruments

23	Note 9 - Fair value of financial assets and liabilities

26	Note 10 - Basis of preparation

26	Ratio definitions

28	Report on Review of Interim Financial Report

INTERIM FINANCIAL REPORT / 3

President and CEO’s comments

The world is experiencing challenging times, one could say a perfect storm. Russia´s unjustified war in Ukraine continues with devastating impacts on the Ukrainian people and infrastructure, buildings and economy, and it has also contributed to inflation, higher interest rates and financial market volatility. At the same time, we are constantly reminded of the escalating climate threats, extreme weather events and the biodiversity loss.

However, despite these dark clouds there are also some reasons to be optimistic. In particular, policy-makers and businesses have not witnessed the events without action. Many steps have been taken to support Ukraine and also to accelerate the green transition to low carbon economies and improve energy security. This is also the area where we see strong demand for NIB´s long-term loans.

In the first half of 2023, a total of EUR 1,242 million in new lending was signed and EUR 1,670 million was disbursed. High demand for NIB lending has allowed the bank to prioritise high impact projects. The focus on the green transition is evident in the environmental mandate result, which is at historical highs for NIB. New loans were signed to build new wind power capacity and strengthen the electricity distribution networks in the region. The productivity mandate fulfilment also remains above target. Details of all new lending signed can be found here.

Total assets at 30 June 2023 amounted to EUR 39 billion compared to EUR 40 billion at 30 June 2022. The total lending outstanding amounted to EUR 21 billion at 30 June 2023 compared to EUR 23 billion at 30 June 2022. The decrease was mainly attributable to significant foreign exchange impacts and one large prepayment.

The net profit for the period January to June was strong and amounted to EUR 127 million compared to EUR 39 million in 2022. The increase in net profit is mainly due to higher net interest income and unrealised profits on financial operations. The underlying trend in core earnings has been improving from quarter to quarter since last year and the results on financial operations in the second quarter were better than the first quarter as the markets stabilised after the volatility in March.

The Bank has raised EUR 4.7 billion in new funding so far in 2023, including a five-year USD 1.5 billion global benchmark bond priced at an attractive spread over risk-free rates and with the largest ever final orderbook for NIB of more than USD 4 billion.

The Bank is in a strong financial position as confirmed by our triple-A rating which was reaffirmed by both Standard & Poor’s and Moody’s during the spring. NIB’s credit rating reflects its high asset quality, solid liquidity and capital adequacy, strong balance sheet and ownership.

Finally, I hope all our stakeholders had a pleasant and relaxing summer.

André Küüsvek, President & CEO

INTERIM FINANCIAL REPORT / 4

Highlights

The net profit for the period January to June 2023 of EUR 127 million is significantly higher than the EUR 39 million recorded in 2022. The net interest income, the Bank’s core earnings, for the first six months increased from EUR 104 million in 2022 to EUR 139 million in 2023. The outlook for the second half of the year is for this trend to continue. During the first quarter, the Bank experienced some volatility in gains and losses related to its financial operations due to the increased uncertainty in the financial markets. However, the markets stabilised in the second quarter which resulted in a better net profit on financial operations. As expenses were kept under control, the cost/income ratio fell below 20% to 18.5%.

During the first half of 2023, lending disbursements amounted to EUR 1,670 million and lending signed was EUR 1,242 million, compared to EUR 2,142 million and EUR 2,203 million respectively, in the same period in 2022. The focus on the green transition is evident in the environmental mandate result, which is at historical highs for NIB. The productivity mandate also remains above target.

The Bank has raised EUR 4.7 billion in new funding so far in 2023. In March, NIB priced a five-year USD 1.5 billion global benchmark bond, which attracted high quality demand and had one hundred participating accounts, resulting in a final orderbook of more than USD 4 billion, the largest ever for NIB.

The Bank is in a strong financial position with solid capital and liquidity ratios as evidenced by the Bank’s triple-A rating, reaffirmed by Standard and Poor’s and Moody’s during the second quarter. The credit quality remains strong and net loan losses was a positive amount due to decreasing impairment provisions.

On 31 March, the annual meeting of the Board of Governors of NIB approved the Bank’s audited financial statements for 2022 and a dividend payment of EUR 25 million to the Nordic and Baltic member countries.

During the first half of 2023, the InvestEU Investment Committee approved a framework agreement in the area of clean energy transition. The guarantee provided under the agreement will enable NIB to increase its risk-bearing capacity, enabling it to provide financing up to an amount of EUR 300 million to projects promoting a more sustainable energy system in the Nordic and Baltic region.

Key figures and ratios

In millions of euro unless otherwise specified	Jan-Jun 2023	Jan-Jun 2022	Jan-Dec 2022

Net interest income	139	104	219

Profit before net loan losses	123	31	136

Net profit	127	39	139

Lending disbursed	1,670	2,142	3,705

New signed lending	1,242	2,203	4,114

% of loans achieving good or above mandate *	99.8%	98.0%	99.2%

Lending outstanding	21,326	22,616	22,195

Total assets	39,102	39,884	39,280

New debt issues	4,689	5,540	9,630

Debts evidenced by certificates	31,022	32,898	31,595

Total equity	4,206	3,976	4,101

Equity/total assets **	10.8%	10.0%	10.4%

Net profit/average equity **	6.2%	1.9%	3.4%

Cost/income **	18.5%	47.6%	27.9%

Number of employees at period end	237	226	228

* See page 9 for mandate fulfilment explanation

** See page 26 for ratio definitions

INTERIM FINANCIAL REPORT / 5

Operating and financial review

Total comprehensive income

January–June 2023 compared to January–June 2022

NET PROFIT

The net profit for the period January–June 2023 amounted to EUR 127.1 million, which is EUR 88.4 million higher than the corresponding period in 2022. Total operating income increased significantly from EUR 58.9 million to EUR 151.3 million. Net interest income increased by EUR 35.9 million while net fee and commission income decreased by EUR 2.5 million. The net profit on financial operations increased from a loss of EUR 48.9 million to a gain of EUR 9.6 million. The financial markets have stabilised again after the significant volatility in March due to the collapse of some regional US banks and Credit Suisse in Europe. A gain of EUR 3.8 million was recorded for net loan losses compared to a gain of EUR 7.8 million for the same period in 2022. There have been no realised loan losses year to date.

NET INTEREST INCOME

Net interest income for the period amounted to EUR 139.5 million compared to EUR 103.6 million in 2022. Net interest income on lending activities amounted to EUR 86.8 million and was EUR 4.9 million higher than in 2022 due to higher margins. The interest income on treasury activities increased from EUR 21.7 million to EUR 52.7 million as the liquidity buffer bond portfolios benefited from the increase seen in the market interest rate level. The outlook for net interest income remains positive for the rest of the year.

NET FEE AND COMMISSION INCOME

Net fee and commission income for the period January–June 2023 of EUR 2.0 million was EUR 2.5 million lower than the same period in 2022.

INTERIM FINANCIAL REPORT / 6

NET PROFIT/LOSS ON FINANCIAL OPERATIONS

The net profit on financial operations for the first half of 2023 amounted to EUR 9.6 million compared to a loss of EUR 48.9 million in the same period last year. The result comprised of unrealised profits of EUR 9.3 million and realised gains of EUR 0.3 million compared to unrealised losses of EUR 53.4 million and realised gains of EUR 4.4 million in 2022. Financial markets experienced some volatility during the first quarter, arising from inflationary concerns and the collapse of some regional banks in the US and Credit Suisse in Europe. This resulted in valuation swings on financial instruments that NIB holds to hedge its foreign exchange and interest rate risks and in its liquidity bond portfolio. The year-to-date unrealised gains amounted to EUR 31.0 million at the end of February, dropped to a loss of EUR 10.2 million in mid-March and recovered to a gain of EUR 9.6 million by 30 June.

The unrealised valuation gains and losses on assets in the Bank’s liquidity portfolio arise from changes in credit spreads. The Bank maintains a liquidity portfolio, which it invests in high quality bonds. When credit spreads widen, this results in negative valuations on the bonds. In periods of financial turbulence credit spreads tend to rise, which also affects NIB’s high quality bonds. When the Bank holds the bonds to maturity, so that they are not sold based on the current exit market value, any valuation losses and gains are expected to reverse, as the bonds will settle at par.

The unrealised valuation gains and losses on interest rate hedges mainly arise from the change of the interest rate spreads that are embedded in the Bank’s funding and lending transactions. When the Bank raises funds with fixed rates or offers borrowers fixed rate loans, it hedges the resulting interest rate risk using swaps, in which the fixed rate is swapped to short term money market floating rates. The valuation of the swaps and underlying transactions use different rates which might result in unrealised valuation gains and losses. It should be noted that as the Bank intends to hold these transactions to maturity these valuation gains and losses are expected to reverse in full.

TOTAL OPERATING EXPENSES

Total operating expenses amounted to EUR 27.9 million which is similar to the corresponding period in 2022. The Bank’s main expenses comprise personnel costs, cost related to administration, IT and depreciation. Personnel costs of EUR 18.4 million were EUR 2.1 million higher in the first half of 2023 compared to the same period in 2022 due to annual salary adjustments and a higher head count. The other operating expenses were EUR 2.3 million lower in the first half of 2023 compared to the same period in 2022, due to decreased depreciation as some assets reached the end of their depreciable lives towards the end of 2022. The cost/income ratio for period January-June 2023 was 18.5% compared to 47.6% in the same period in 2022 and 27.9% for the full year 2022.

INTERIM FINANCIAL REPORT / 7

NET LOAN LOSSES

During the first half of 2023, the Bank has recorded a positive amount for net loan losses of EUR 3.8 million compared to a positive amount of EUR 7.8 million for the corresponding period in 2022. The decrease is mainly driven by amortisations and prepayments of stage 2 loans. In general, there have been no significant observed changes in the credit quality of the overall loan portfolio and there were no new non-performing loans during the period and no realised losses.

OTHER COMPREHENSIVE INCOME

The Bank separates the foreign currency basis spread from financial instruments used in fair value hedge accounting and this separated amount is recorded in Other comprehensive income (OCI) which amounted to a gain of EUR 3.7 million for the period compared to a loss of EUR 22.8 million in the same period last year.

For financial liabilities recorded at fair value through the profit and loss, valuation changes due to changes in own credit spreads need to be recorded in OCI. For the six month period ended 30 June 2023, the Bank recorded a negative impact from these changes of EUR 0.8 million compared to positive amount of EUR 1.0 million in 2022.

TOTAL COMPREHENSIVE INCOME

All in all, NIB had a significantly higher total comprehensive income in the first half of 2023 compared to the same period in 2022. Total comprehensive income ended at EUR 130.0 million compared to EUR 17.0 million in the first half of 2022.

INTERIM FINANCIAL REPORT / 8

Financial position

LENDING OUTSTANDING

The lending outstanding amounted to EUR 21,326 million. This comprises EUR 20,871 million of loans outstanding and investments of EUR 455 million in lending bonds recorded in debt securities. The total disbursements and investments during the period amounted to EUR 1,670 million, which is EUR 471 million lower than for the same period in 2022. More information regarding loans agreed can be found on our website at signed loans. The large foreign exchange difference arises mainly from loans in the Nordic currencies which weakened against the Euro.

LENDING HIGHLIGHTS
in EUR millions, unless otherwise specified	Jan-Jun 2023	Jan-Jun 2022	2022	2021	2020	2019
New signed loans, excluding labelled bonds	1,188	2,095	3,936	1,683	5,632	3,185
New lending labelled bonds	54	108	178	169	34	131
Total lending disbursements	1,670	2,142	3,705	2,440	4,853	2,676
Number of new signed loans	25	31	54	36	59	55
Number of new lending labelled bonds	3	6	10	14	4	9
Lending outstanding	21,326	22,616	22,195	22,313	21,727	18,931
Member countries	21,009	22,187	21,837	21,827	21,098	18,055
Non-member countries	381	493	424	635	798	996
Loan impairment provision	-64	-64	-66	-150	-169	-119

* Fair valuation of lending green bonds and hedging accounting.

INTERIM FINANCIAL REPORT / 9

MISSION FULFILMENT

NIB’s vision is for a prosperous and sustainable Nordic-Baltic region and the Bank has a dual mandate to provide lending that benefits the environment and/or improves productivity. All projects proposed for financing undergo an assessment of their potential impact on productivity and the environment of the member country area. The mission fulfilment is rated on a six-grade scale from “negative” to “excellent”. During the first half of 2023, projects achieving a “good” or “excellent” mandate rating accounted for 99.8% of the total amount of loans disbursed thereby exceeding the target of 95.0%. The focus on the green transition is evident in the environmental mandate result, which is at historical highs for NIB. The productivity mandate fulfilment also remains above target.

FUNDING

By the end of June, the Bank had raised EUR 4.7 billion in new funding which compares to EUR 5.5 billion in the same period last year. The strategy for 2023 is to complete benchmark transactions in US dollars and Euros, complemented with other public and private issues in order to maintain a diversified portfolio of currencies and a global investor base. The Bank will also continue issuing NIB Environmental Bonds. NIB’s estimated funding plan for 2023 is EUR 7.0-8.0 billion. On 7 March, NIB priced a five-year USD 1.5 billion global benchmark bond. The transaction had NIB’s largest USD orderbook to date. The Bank also issued a three-year GBP 600 million benchmark bond in January. Also in January, the first NIB Environmental Bond of the year, a seven-year EUR 500 million NEB was launched. In February, NIB returned to the Kauri market after more than two years by pricing a seven-year NZD 700 million bond on 3 February. The bond had a good demand and is the largest seven-year bond by any issuer in NZD in almost two years. In June, the Bank priced a new five-year AUD 300 million bond and a new five-year CHF 150 million bond. For a full list of funding transactions, please click here.

The large foreign exchange movement arises from funding in different currencies and especially the USD weakening against the Euro.

INTERIM FINANCIAL REPORT / 10

Financial statements

Statement of comprehensive income

In thousands of euro	Note	Jan-Jun 2023	Jan-Jun 2022	Jan-Dec 2022

Interest income from financial assets measured at amortised cost		430,595	117,645	365,505

Interest income from financial assets measured at fair value		104,458	11,303	51,385

Interest expense		-395,556	-25,358	-197,617

Net interest income	(2)	139,497	103,590	219,272

Commission income and fees received		3,303	5,464	8,805

Commission expense and fees paid		-1,340	-1,007	-2,012

Net fee and commission income		1,963	4,456	6,793

Net profit/loss on financial operations	(3)	9,612	-48,941	-37,497

Foreign exchange gains and losses		188	-158	-214

Total operating income		151,260	58,947	188,353

Expenses

General administrative expenses

Personnel expenses		-18,435	-16,288	-31,764

Other administrative expenses		-7,497	-7,451	-14,544

Depreciation		-2,007	-4,313	-6,308

Total operating expenses		-27,939	-28,053	-52,616

Profit before loan losses		123,321	30,895	135,737

Net loan losses	(4) (5)	3,764	7,834	3,536

Net profit for the period		127,085	38,729	139,273

Other comprehensive income

Items that will be reclassified to income statement

Fair value hedges - valuation of cross currency basis spread		3,728	-22,762	-3,029

Items that will not be reclassified to income statement

Changes in own credit risk on liabilities recorded at fair value		-817	1,031	6,103

Total other comprehensive income		2,912	-21,731	3,073

Total comprehensive income		129,996	16,998	142,346

The accompanying notes are an integral part of these financial statements.

INTERIM FINANCIAL REPORT / 11

Statement of financial position

In thousands of euro	Note	30 Jun 2023	30 Jun 2022	31 Dec 2022

Assets

Cash and cash equivalents		2,524,669	3,161,596	2,078,406

Placements with credit institutions		3,848,126	3,522,497	4,469,229

Debt securities		9,282,663	8,713,306	8,768,457

Other		4,667	4,262	4,532

		13,135,456	12,240,065	13,242,218

Loans outstanding	(6)	20,871,399	22,219,843	21,739,936

Intangible assets		10,459	6,676	8,704

Tangible assets, property and equipment		31,519	34,213	32,863

Other assets

Derivatives		1,864,037	1,928,003	1,817,179

Other assets		252,148	62,300	34,904

		2,116,184	1,990,303	1,852,083

Accrued interest and fees receivable		412,556	231,704	325,374

Total assets		39,102,243	39,884,400	39,279,583

The accompanying notes are an integral part of these financial statements.

INTERIM FINANCIAL REPORT / 12

In thousands of euro	Note	30 Jun 2023	30 Jun 2022	31 Dec 2022

Liabilities and equity

Liabilities

Short-term amounts owed to credit institutions		780,453	780,295	689,120

Debts evidenced by certificates	(7)	31,022,385	32,897,859	31,595,081

Other liabilities

Derivatives		2,548,440	1,909,908	2,539,630

Other liabilities		235,759	137,733	89,958

		2,784,199	2,047,641	2,629,588

Accrued interest and fees payable		309,226	182,971	264,811

Total liabilities		34,896,263	35,908,765	35,178,600

Equity		4,205,979	3,975,635	4,100,983

Total liabilities and equity		39,102,243	39,884,400	39,279,583

The accompanying notes are an integral part of these financial statements.

INTERIM FINANCIAL REPORT / 13

Statement of changes in equity

					Changes in own credit	Cost of
		Statutory reserve	General credit risk fund	Profit available for appropriation	risk on liabilities	hedging reserve
In thousands of euro	Paid-in capital				recorded at fair value		Total

Equity at 31 December 2021	845,543	836,884	2,153,680	159,159	-3,047	6,418	3,998,637

Profit for the period	-	-	-	38,729	-	-	38,729

Other comprehensive income	-	-	-	-	1,031	-22,762	-21,731

Total comprehensive income	0	0	0	38,729	1,031	-22,762	16,998

Transactions with owners in their capacity as owners

Appropriation of profit	-	-	119,158	-119,158	-	-	0

Dividends	-	-	-	-40,000	-	-	-40,000

Equity at 30 June 2022	845,543	836,884	2,272,838	38,729	-2,016	-16,344	3,975,635

Profit for the period	-	-	-	100,544	-	-	100,544

Other comprehensive income	-	-	-	-	5,072	19,733	24,805

Total comprehensive income	0	0	0	100,544	5,072	19,733	125,349

Equity at 31 December 2022	845,543	836,884	2,272,838	139,273	3,056	3,389	4,100,983

Profit for the period	-	-	-	127,085	-	-	127,085

Other comprehensive income	-	-	-	-	-817	3,728	2,912

Total comprehensive income	0	0	0	127,085	-817	3,728	129,996

Transactions with owners in their capacity as owners

Appropriation of profit	-	-	114,273	-114,273	-	-	0

Dividends	-	-	-	-25,000	-	-	-25,000

Equity at 30 June 2023	845,543	836,884	2,387,111	127,086	2,239	7,117	4,205,979

INTERIM FINANCIAL REPORT / 14

Cash flow statement

In thousands of euro	Jan-Jun 2023	Jan-Jun 2022	Jan-Dec 2022

Cash flows from operating activities

Net profit for the period	127,085	38,729	139,273

Adjustments:

Unrealised gains/losses of financial assets and liabilities held at fair value	-5,057	56,762	40,003

ECL non-lending activities	-301	1,337	1,309

Depreciation and write-down in value of tangible and intangible assets	2,007	4,313	6,308

Change in accrued interest and fees (assets)	-96,067	9,441	-84,228

Change in accrued interest and fees (liabilities)	29,534	-2,207	79,651

Net loan losses (ECL lending activities)	-3,764	-7,834	-3,536

Hedge accounting ineffectiveness	-3,966	-4,748	1,058

Other adjustments to the period´s profit	-10,095	7,737	6,512

Adjustments, total	-87,709	64,801	47,077

Lending

Disbursements of loans	-1,616,946	-2,034,557	-3,526,941

Repayments of loans	1,793,885	1,165,627	2,702,232

Lending, total	176,939	-868,929	-824,709

Cash flows from operating activities, total	216,315	-765,399	-638,359

Cash flows from investing activities

Placements and debt securities

Purchase of debt securities	-1,897,604	-1,685,055	-2,516,292

Sold and/or matured debt securities	1,276,987	1,057,490	1,729,779

Placements with credit institutions	-5,982,019	-4,593,030	-8,560,031

Sold and/or matured placements with credit institutions	6,603,130	5,005,696	7,972,838

Other financial placements	702	-26	-72

Placements and debt securities, total	1,196	-214,926	-1,373,778

The accompanying notes are an integral part of these financial statements.

INTERIM FINANCIAL REPORT / 15

In thousands of euro	Jan-Jun 2023	Jan-Jun 2022	Jan-Dec 2022

Other items

Acquisition of intangible assets	-1,932	-1,762	-4,051

Acquisition of tangible assets	-247	-132	-383

Change in other assets	10,765	-2,162	-7,740

Other items, total	8,586	-4,057	-12,174

Cash flows from investing activities, total	9,782	-218,983	-1,385,951

Cash flows from financing activities

Debts evidenced by certificates

Issues of new debt	4,481,010	5,515,846	9,630,309

Redemptions	-4,426,078	-3,283,974	-7,356,900

Debts evidenced by certificates, total	54,932	2,231,872	2,273,409

Other items

Change in swap receivables excluding fair value changes	-414,845	56,065	30,704

Change in swap payables excluding fair value changes	373,305	21,919	56,383

Change in other liabilities	147,032	5,649	1,594

Dividend paid	-25,000	-40,000	-40,000

Other items, total	80,493	43,633	48,682

Cash flows from financing activities, total	135,425	2,275,505	2,322,091

Change in cash and cash equivalents, net	361,522	1,291,123	297,780

Opening balance for cash and cash equivalents, net	1,389,286	1,074,754	1,074,754

Exchange rate adjustments	-6,592	15,424	16,752

Closing balance for cash and cash equivalents, net	1,744,216	2,381,301	1,389,286

Additional information to the statement of cash flows

Interest income received	447,871	138,390	332,661

Interest expense paid	-351,141	-27,559	-117,976

The accompanying notes are an integral part of these financial statements. The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.

INTERIM FINANCIAL REPORT / 16

Notes to the interim financial statements

Note 1: Segment information

In thousands of euro	Lending	Asset and liability management	Portfolio management	Treasury total	Total

Net interest income	86,836	11,373	41,289	52,662	139,497

Commission income and fees received	3,152	151	-	151	3,303

Commission expense and fees paid	-8	-1,332	-	-1,332	-1,340

Net profit on financial operations	5,990	286	3,335	3,622	9,612

Foreign exchange gains and losses	-	188	-	188	188

Operating expenses	-17,719	-7,154	-3,066	-10,220	-27,939

Net loan losses	3,764	-	-	0	3,764

Profit for period ended 30 June 2023	82,014	3,513	41,558	45,071	127,085

INTERIM FINANCIAL REPORT / 17

In thousands of euro	Lending	Asset and liability management	Portfolio management	Treasury total	Total

Net interest income	81,919	11,101	10,570	21,671	103,590

Commission income and fees received	5,235	228	-	228	5,464

Commission expense and fees paid	-10	-996	-1	-997	-1,007

Net profit on financial operations	-16,617	2,422	-34,746	-32,324	-48,941

Foreign exchange gains and losses	-	-158	-	-158	-158

Operating expenses	-16,857	-7,837	-3,359	-11,196	-28,053

Net loan losses	7,834	-	-	-	7,834

Profit for period ended 30 June 2022	61,505	4,759	-27,535	-22,776	38,729

In thousands of euro	Lending	Asset and liability management	Portfolio management	Treasury total	Total

Net interest income	166,912	19,683	32,677	52,360	219,272

Commission income and fees received	8,409	396	-	396	8,805

Commission expense and fees paid	-19	-1,992	-2	-1,994	-2,012

Net profit on financial operations	-13,325	4,964	-29,136	-24,172	-37,497

Foreign exchange gains and losses	-	-214	-	-214	-214

Operating expenses	-31,884	-14,513	-6,220	-20,732	-52,616

Net loan losses	3,536	-	-	-	3,536

Profit for year ended 31 December 2022	133,629	8,324	-2,680	5,644	139,273

INTERIM FINANCIAL REPORT / 18

Note 2: Net interest income

In thousands of euro	Jan-Jun 2023	Jan-Jun 2022	Jan-Dec 2022
Cash and cash equivalents	41,580	-7,176	2,761
Placements with credit institutions	50,173	-7,657	-346
Debt securities	61,722	21,686	59,382
Loans outstanding	381,502	122,019	354,938
Other interest income	76	76	153
Total, interest income	535,054	128,948	416,889
Of which, interest income from financial assets measured at amortised cost	430,595	117,645	365,505
Short-term amounts owed to credit institutions	-9,842	2,051	-216
Short-term repurchase agreements	-80	33	-30
Debts evidenced by certificates	-362,733	-219,472	-514,049
Swap contracts and other interest expenses, net	-22,901	192,030	316,678
Total, interest expense	-395,556	-25,358	-197,617
Of which, interest expense from financial liabilities measured at amortised cost	-553,317	-37,832	-318,612
Net interest income	139,497	103,590	219,272

Note 3: Net profit/loss on financial operations

In thousands of euro	Jan-Jun 2023	Jan-Jun 2022	Jan-Dec 2022
Financial instruments held at fair value, realised gains and losses	266	4,392	10,613
Financial instruments held at fair value, unrealised gains and losses	5,057	-56,762	-40,003
Financial instruments held at amortised cost, realised gains and losses	22	19	-5,741
Expected credit loss on financial placements	301	-1,337	-1,309
Hedge accounting in effectiveness	3,966	4,748	-1,058
Net profit/loss on financial operations	9,612	-48,941	-37,497

INTERIM FINANCIAL REPORT / 19

Note 4: Expected credit loss

In thousands of euro	Stage 1	Stage 2	Stage 3	Total

Balance at 31 December 2021	32,103	42,252	78,090	152,445

Transfer to Stage 1	-	-	-	0

Transfer to Stage 2	-945	945	-	0

Transfer to Stage 3	-	-	-	0

New assets originated or disbursed	9,604	29	-	9,632

Amortisations and repayments	-1,345	-2,076	-	-3,421

Impact of remeasurment on existing assets	5,619	-25,341	9,788	-9,934

Foreign exchange adjustments and other changes	-	-	1,528	1,528

Net change income statement	12,933	-26,443	11,316	-2,195

Realised losses	-	-	-79,331	-79,331

Balance at 30 June 2022	45,036	15,808	10,075	70,919

Transfer to Stage 1	7,169	-7,169	-	0

Transfer to Stage 2	594	-594	-	0

Transfer to Stage 3	-	-1,101	1,101	0

New assets originated or disbursed	9,489	1,196	-	10,686

Amortisations and repayments	-2,581	520	-	-2,061

Impact of remeasurment on existing assets	-8,082	4,829	-3,876	-7,129

Foreign exchange adjustments and other changes	-	-	2,732	2,732

Net change income statement	6,589	-2,319	-43	4,228

Balance at 31 December 2022	51,624	13,490	10,033	75,147

Transfer to Stage 1	3,912	-3,912	-	0

Transfer to Stage 2	-197	197	-	0

Transfer to Stage 3	-	-	-	0

New assets originated or disbursed	8,545	481	-	9,026

Amortisations and repayments	-9,876	-2,329	-	-12,205

Impact of remeasurment on existing assets	-2,199	1,313	-	-886

Foreign exchange adjustments and other changes	-	-	-26	-26

Net change income statement	185	-4,250	-26	-4,091

Balance at 30 June 2023	51,810	9,240	10,007	71,056

ECL - STATEMENT OF FINANCIAL POSITION

In thousands of euro	30 Jun 2023	30 Jun 2022	31 Dec 2022

Loans outstanding	64,159	63,626	65,687

Commitments (recorded in other liabilities)	5,622	5,687	7,884

Financial placements	1,276	1,605	1,577

Total	71,056	70,919	75,147

ECL - STATEMENT OF COMPREHENSIVE INCOME

In thousands of euro	Jan-Jun 2023	Jan-Jun 2022	Jul-Dec 2022

Net result on financial operations (Note 3)	301	-1,337	29

Net loan losses (Note 5)	3,764	7,834	-4,298

Foreign exchange gains and losses	26	-4,302	42

Total recognised in income statement	4,091	2,195	-4,228

Note 5: Net loan losses

In thousands of euro	Jan-Jun 2023	Jan-Jun 2022	Jan-Dec 2022

Change in expected credit loss on performing loans	3,764	14,848	10,550

Change in expected credit loss on non-performing loans	-	-7,014	-7,014

Decrease of provisions to cover realised loan losses	-	-79,331	-79,331

Realised loan losses	-	79,331	79,331

Net loan losses	3,764	7,834	3,536

In the period Jan-Jun 2022 the bank had realised losses of EUR 79,331 thousand which had no impact to the income statement as the loans were fully impaired in previous years. There were no realised losses for the periods Jan-Jun 2023.

INTERIM FINANCIAL REPORT / 20

Note 6: Lending outstanding

In thousands of euro	Jan-Jun 2023	Jan-Jun 2022	Jan-Dec 2022

Opening Balance	22,194,850	22,312,579	22,312,579

Disbursements	1,670,446	2,141,646	3,705,191

Amortisations	-1,185,711	-951,166	-2,149,355

Prepayments	-648,874	-221,462	-559,877

Changes in expected credit losses	1,502	13,020	10,918

Foreign exchange movements	-736,240	-217,032	-499,682

Fair value adjustments	10,676	-28,412	-30,857

Hedge accounting adjustments	22,850	-430,192	-586,357

Other	-3,275	-3,201	-7,709

Closing balance	21,326,224	22,615,780	22,194,850

Loans outstanding	20,871,399	22,219,843	21,739,936

Lending bonds	454,825	395,937	454,914

Total Lending	21,326,224	22,615,780	22,194,850

Note 7: Debts evidenced by certificates

In thousands of euro	Jan-Jun 2023	Jan-Jun 2022	Jan-Dec 2022

Opening Balance	31,595,081	31,525,985	31,525,985

New debt issues	4,689,266	5,540,371	9,630,309

Amortisations	-4,377,614	-3,213,664	-7,217,679

Calls and buy backs	-56,170	-72,827	-154,590

Foreign exchange movements	-806,887	755,668	56,016

Fair value adjustments	-15,008	-29,060	-58,584

Hedge accounting adjustments	-13,989	-1,611,130	-2,201,745

Other	7,706	2,516	15,368

Closing balance	31,022,385	32,897,859	31,595,081

INTERIM FINANCIAL REPORT / 21

Note 8: Classification of financial instruments

In thousands of euro	Amortised cost	Fair value through profit and loss	Designated at fair value through profit and loss	Derivatives for hedging	Total

Financial assets

Cash and cash equivalents	2,143,305	381,364	-	-	2,524,669

Financial placements with credit institutions	380,800	3,467,326	-	-	3,848,126

Debt securities	3,073,674	6,208,989	-	-	9,282,663

Other financial placements	-	4,667	-	-	4,667

Loans outstanding	20,870,593	-	806	-	20,871,399

Derivatives	-	1,280,345	-	583,691	1,864,037

Total 30 June 2023	26,468,373	11,342,691	806	583,691	38,395,561

Financial liabilities

Short-term amounts owed to credit institutions	780,453	-	-	-	780,453

Debts evidenced by certificates	30,412,661	-	609,724	-	31,022,385

Derivatives	-	124,403	-	2,424,038	2,548,440

Total 30 June 2023	31,193,114	124,403	609,724	2,424,038	34,351,278

In thousands of euro	Amortised cost	Fair value through profit and loss	Designated at fair value through profit and loss	Derivatives for hedging	Total

Financial assets

Cash and cash equivalents	2,575,886	585,710	-	-	3,161,596

Financial placements with credit institutions	2,376,847	1,145,650	-	-	3,522,497

Debt securities	2,467,038	6,246,268	-	-	8,713,306

Other financial placements	-	4,262	-	-	4,262

Loans outstanding	22,212,547	-	7,296	-	22,219,843

Derivatives	-	1,320,976	-	607,027	1,928,003

Total 30 June 2022	29,632,318	9,302,866	7,296	607,027	39,549,507

Financial liabilities

Short-term amounts owed to credit institutions	780,295	-	-	-	780,295

Debts evidenced by certificates	32,427,630	-	470,229	-	32,897,859

Derivatives	-	67,175	-	1,842,733	1,909,908

Total 30 June 2022	33,207,925	67,175	470,229	1,842,733	35,588,062

INTERIM FINANCIAL REPORT / 22

In thousands of euro	Amortised cost	Fair value through profit and loss	Designated at fair value through profit and loss	Derivatives for hedging	Total

Financial assets

Cash and cash equivalents	2,047,976	30,430	-	-	2,078,406

Financial placements with credit institutions	1,144,678	3,324,551	-	-	4,469,229

Debt securities	2,783,415	5,985,042	-	-	8,768,457

Other financial placements	-	4,532	-	-	4,532

Loans outstanding	21,737,603	-	2,333	-	21,739,936

Derivatives	-	1,173,867	-	643,312	1,817,179

Total 31 Dec 2022	27,713,671	10,518,423	2,333	643,312	38,877,739

Financial liabilities

Short-term amounts owed to credit institutions	689,120	-	-	-	689,120

Debts evidenced by certificates	30,989,617	-	605,464	-	31,595,081

Derivatives	-	152,766	-	2,386,864	2,539,630

Total 31 Dec 2022	31,678,737	152,766	605,464	2,386,864	34,823,831

INTERIM FINANCIAL REPORT / 23

Note 9: Fair value of financial assets and liabilities

	30 Jun 2023		30 Jun 2022		31 Dec 2022

In thousands of euro	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value

Financial assets

Cash and cash equivalents	2,524,669	2,524,669	3,161,596	3,161,596	2,078,406	2,078,406

Financial placements with credit institutions	3,848,126	3,848,126	3,522,497	3,522,497	4,469,229	4,466,449

Debt securities	9,282,663	9,467,047	8,713,306	8,623,907	8,768,457	8,585,498

Other financial placements	4,667	4,667	4,262	4,262	4,532	4,532

Loans outstanding	20,871,399	20,996,962	22,219,843	21,938,680	21,739,936	21,728,078

Derivatives	1,864,037	1,864,037	1,928,003	1,928,003	1,817,179	1,817,179

Total	38,395,561	38,705,508	39,549,507	39,178,945	38,877,739	38,680,142

Financial liabilities

Short-term amounts owed to credit institutions	780,453	780,453	780,295	780,295	689,120	689,120

Debt securities issued	31,022,385	30,978,465	32,897,859	32,905,290	31,595,081	31,530,608

Derivatives	2,548,440	2,548,440	1,909,908	1,909,908	2,539,630	2,539,630

Total	34,351,278	34,307,358	35,588,062	35,595,493	34,823,831	34,759,358

INTERIM FINANCIAL REPORT / 24

LEVEL OF FAIR VALUE MEASUREMENT FOR FINANCIAL INSTRUMENTS

	30 Jun 2023			30 Jun 2022			31 Dec 2022

In thousands of euro	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3

Financial assets

Cash and cash equivalents	2,524,669	-	-	3,161,596	-	-	2,078,406	-	-

Financial placements with credit institutions	-	3,848,126	-	-	3,522,497	-	-	4,466,449	-

Debt securities	9,461,551	-	5,496	8,614,711	-	9,196	8,578,586	-	6,912

Other financial placements	-	-	4,667	-	-	4,262	-	-	4,532

Loans outstanding	-	20,996,156	806	-	21,931,375	7,305	-	21,725,743	2,335

Derivatives	-	1,843,796	20,241	-	1,898,451	29,552	-	1,793,720	23,459

Total	11,986,221	26,688,078	31,209	11,776,307	27,352,322	50,315	10,656,992	27,985,911	37,238

Financial liabilities

Short-term amounts owed to credit institutions	2,720	777,733	-	77	780,218	-	-	689,120	-

Debt evidenced by certificates	-	30,367,550	610,915	-	32,260,495	644,795	-	30,869,332	661,277

Derivatives	-	2,458,422	90,018	-	1,532,317	377,591		2,392,536	147,094

Total	2,720	33,603,705	700,933	77	34,573,030	1,022,386	-	33,950,988	808,371

INTERIM FINANCIAL REPORT / 25

CHANGES IN FAIR VALUES CATEGORISED AT LEVEL 3

	Financial assets					Financial liabilities

In thousands of euro	Debt securities	Other financial placements	Loans outstanding	Derivative assets	Level 3, total assets	Debt evidenced by ceritificates	Derivative Liabilities	Level 3, total liabilities

31 December 2021	11,591	8,661	9,645	43,525	73,423	615,358	393,449	1,008,807

New trades	-	26	-	-	26	130,720	4,380	135,100

Matured, buy backs and calls	-	-	-	-4,634	-4,634	-84,610	-3,692	-88,302

Amortisation	-2,354	-	-2,392	-9,581	-14,327	-35,299	-	-35,299

Capitalisations	-	-	-	-	0	3,836	10,915	14,751

Inflation adjustments	-	-	650	-8,604	-7,955	-8,604	-650	-9,254

Changes in fair values	-41	-4,426	92	-24,668	-29,043	-56,189	63	-56,126

Exchange rate adjustments	-	-	-690	33,515	32,825	79,583	-26,874	52,709

30 June 2022	9,196	4,262	7,305	29,552	50,315	644,795	377,591	1,022,386

New trades	-	46	-	1,121	1,167	201,102	12,218	213,320

Matured, buy backs and calls	-	-	-	-424	-424	-194,029	-261,157	-455,186

Amortisation	-2,342	-	-2,477	-224	-5,043	35,299	-	35,299

Capitalisations	-	-	-	1,131	1,131	-412	-894	-1,306

Inflation adjustments	-	-	-83	-17,538	-17,621	-17,538	83	-17,455

Changes in fair values	58	225	133	-27,680	-27,264	108,671	15	108,686

Exchange rate adjustments	-	-	-2,543	37,521	34,979	-116,609	19,237	-97,373

31 December 2022	6,912	4,532	2,335	23,459	37,238	661,277	147,094	808,371

New trades	-	-	-	-	0	-	-	0

Matured, buy backs and calls	-	-355	-	-13,345	-13,700	-58,452	-123,834	-182,287

Amortisation	-1,509	-	-632	-155	-2,296	-	-	0

Capitalisations	-	-	-	-	0	767	2,812	3,579

Inflation adjustments	-	-	-30	-16,456	-16,487	-16,456	30	-16,426

Changes in fair values	93	490	-5	-16,431	-15,853	7,613	5	7,618

Exchange rate adjustments	-	-	-861	43,168	42,307	16,167	63,911	80,078

30 June 2023	5,496	4,667	806	20,241	31,209	610,915	90,018	700,933

INTERIM FINANCIAL REPORT / 26

Note 10: Basis of preparation

These interim financial statements are presented in accordance with IAS 34 “Interim Financial Reporting”. The accounting policies and methods of computation are the same as described in Note 1 of NIB’s Financial Report 2022. The International Accounting Standards Board (IASB) has amended a number of standards, however they have not had any significant impact on the Bank’s financial statements.

There have been no material changes in relation to transactions with related parties compared to those described in Note 25 “Related party disclosures” in the 2022 IFRS financial statements.

RATIO DEFINITIONS

Equity/total assets =	Total equity at reporting date
Total assets at reporting date

Profit/average equity =	Annualised profit for the period
Average equity for the period

Cost/income =	Total operating expenses for the period
Total operating income for the period

INTERIM FINANCIAL REPORT / 27

HELSINKI, 24 AUGUST 2023
Ole Hovland
(Chair of the Board)
Julie Sonne	Merle Wilkinson	Pekka Morén
(Deputy Chair of the Board)
Esther Finnbogadóttir	Līga Kļaviņa	Jurgita Uzielienė
Hans Lindblad
André Küüsvek
(President & CEO)

INTERIM FINANCIAL REPORT / 28

Review Opinion

To the Board of Directors of the Nordic Investment Bank

Report on Review of Interim Financial Report

INTRODUCTION

We have reviewed the condensed interim financial report of Nordic Investment Bank consisting of statement of financial position as of June 30, 2023 and the related statements of comprehensive income, changes in equity and cash flows for the six-month period then ended, and a summary of significant accounting policies and other explanatory notes.

Management is responsible for the preparation and presentation of this interim financial report in accordance with IAS 34. Our responsibility is to express a conclusion on this interim financial report based on our review.

SCOPE OF REVIEW

We conducted our review in accordance with International Standard on Review Engagements 2410, “Review of Interim Financial Information Performed by the Independent Auditor of the Entity.” A review of the interim financial report consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with International Standards on Auditing and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

CONCLUSION

Based on our review, nothing has come to our attention that causes us to believe that the accompanying interim financial report is not prepared, in all material respects in accordance with IAS 34.

Helsinki, 24 August 2023
Ernst & Young Oy	Ernst & Young AB
Authorized Public	Authorized Public
Accountant Firm	Accountant Firm
Terhi Mäkinen	Mona Alfredsson
Authorized Public	Authorized Public
Accountant	Accountant

NORDIC INVESTMENT BANK | FINANCING THE FUTURE

CONTACT

Kim Skov Jensen
Vice President & CFO
kim.jensen@nib.int
+358 10 618 0209

Jens Hellerup
Senior Director,
Head of Funding & Investor Relations
jens.hellerup@nib.int
+358 9 6181 1401

Jukka Ahonen
Senior Director,
Head of Communications
jukka.ahonen@nib.int
+358 10 618 0295

For more information about the Nordic Investment Bank, visit www.nib.int